EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement No. 333-112929 on Form S-3, Registration Statement No. 33-52782 on Form S-3, Registration Statement No. 33-63602 on Form S-3, Registration Statement No. 333-72408 on Form S-3, and Post Effective Amendment No. 1 to Registration Statement Nos. 33-53563 and 33-53563-01 on Form S-3 of our report dated March 5, 2004, March 24, 2005 as to Note 21, relating to the consolidated financial statements and financial statement schedule of Duquesne Light Company, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 21) appearing in this Annual Report on Form 10-K/A of Duquesne Light Company for the year ended December 31, 2003.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania

March 24, 2005